                                                                   EXHIBIT 10.2

*Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                                                                  April 20, 2000


Coulter Pharmaceutical, Inc
600 Gateway Boulevard South
San Francisco, California 94080-7014, U.S.A.
Attention:  Chief Financial Officer

     RE: Collaboration Agreement Dated October 23, 1998 Between Coulter Pharmaceutical, Inc. and SmithKline Beecham Corporation

Dear Sir:

        The Collaboration Agreement (the "Agreement"), executed as of October 23, 1998 by and between Coulter Pharmaceutical, Inc., a company incorporated under the laws of the State of Delaware, with its principal place of business at 600 Gateway Boulevard, South San Francisco, California 94080-7014, U.S.A. ("Coulter), and SmithKline Beecham Corporation, a company incorporated under the laws of the Commonwealth of Pennsylvania, with its principal place of business at One Franklin Plaza, Philadelphia, Pennsylvania 19101, U.S.A. ("SB"), as amended to date, is hereby further amended as follows. This Letter Agreement (the "Letter") is a binding agreement of Coulter and SB.

        All terms used, but not defined, in this Letter shall have the respective meanings set forth in the Agreement.

A.      MANUFACTURE DEVELOPMENT COSTS

        Within five (5) days after the date of mutual execution of this Letter (the "Letter Effective Date"), SB shall pay Coulter U.S. $[*] for out-of-pocket expenses incurred by Coulter during the third and fourth quarters of 1999 as well as U.S. $[*] for FTE expenses Coulter incurred during the fourth quarter of 1998 and for the entire 1999 calendar year. Coulter agrees that this payment completely satisfies all of SB's obligations for payment of out-of-pocket expenses, FTE expenses, and MANUFACTURE DEVELOPMENT COSTS under the Agreement for the fourth quarter of 1998 as well as for the entire 1999 calendar year.

        SB's share of MANUFACTURE DEVELOPMENT COSTS under the Agreement shall be capped at U.S. $[*]. To the extent that aggregate MANUFACTURE DEVELOPMENT COSTS would otherwise cause SB's share of such costs to exceed U.S. $[*], Coulter shall bear the full amount of such excess, provided that Coulter shall be repaid, from the SB share of the Joint P&L profits under Section 7.1.14, the amount of such excess MANUFACTURE DEVELOPMENT COSTS that would have been borne by SB in the absence of the cap set forth in the first sentence of this paragraph. Such repayment to Coulter shall occur prior to any payment of profits to SB.


* Confidential Treatment Requested

B. DETERMINATION AND PAYMENT OF MANUFACTURE DEVELOPMENT COSTS AND DEVELOPMENT COSTS

        Within sixty (60) days following the Letter Effective Date, the JDC shall determine a mechanism under which the parties will develop timelines to enable the JOINT MANUFACTURE DEVELOPMENT PLAN and JOINT DEVELOPMENT PLAN and the associated MANUFACTURE DEVELOPMENT COSTS and DEVELOPMENT COSTS to be approved by the JDC in accordance with SB's budgeting process for such costs.

        Subject to the MANUFACTURE DEVELOPMENT COSTS cap outlined above, SB agrees that it shall pay Coulter [*] of SB's share of all invoices received from Coulter which are related to approved MANUFACTURE DEVELOPMENT COSTS and DEVELOPMENT COSTS within the time period provided in the Agreement, even if SB disputes all or some of the amounts on such invoices, provided that such invoices are sent to SB with reasonable supporting documentation in a form agreed upon in advance and acceptable to the JDC, and provided further that once the parties have resolved such dispute, (a) Coulter shall promptly refund any overpayment to SB, together with interest at a rate equal to the prime rate as reported by the Chase Manhattan Bank, New York calculated on the number of days between the time SB made such payment and the date that SB receives such refund, and (b) if SB still owes Coulter money, all such late payments shall be made together with interest at a rate equal to the prime rate as reported by the Chase Manhattan Bank, New York calculated on the number of days such payment amount is delinquent.

C.      TERRITORIES B AND C

        Coulter and SB agree that SB's rights in TERRITORIES B and C will terminate effective as of June 30, 2000 (the "B/C Termination Effective Date"), without any further notice obligation by SB.

        Coulter agrees that SB will not be obligated to make Coulter any payment under Section 9.10.5 of the Agreement or any other payment related to a EUROPEAN FACILITY. Coulter further agrees that SB has no further obligation with respect to a EUROPEAN FACILITY.

D.      ALLOCATION OF SUPPLY.

        Article 9.5 of the Agreement is hereby amended to read in full as follows

        9.5 ALLOCATION IN THE EVENT OF PRODUCT SHORTAGES.

        9.5.1 ALLOCATION OF RADIOLABELED ANTIBODY. In the event of shortages of RADIOLABELED ANTIBODY, any RADIOLABELED ANTIBODY material produced by Nordion, Kanata, from the facility in existence as of the Letter Effective Date, shall be allocated as follows: [*]% of the manufactured vials in each batch shall be allocated to TERRITORY A and [*]% of the manufactured vials in each batch shall be allocated for use by Coulter in the rest of the world. If after the Letter Effective Date, SB and Coulter jointly fund further expansion at Nordion, Kanata, or build a second site for TERRITORY A purposes, this expanded capacity shall not be available to Coulter for

* Confidential Treatment Requested
use by Coulter or its other licensees in the rest of the world unless Coulter or its other licensees fund an appropriate part of the costs of the additional capacity. If such funding is provided by Coulter or its other licensees, apportionment of available RADIOLABELED ANTIBODY for use outside of TERRITORY A shall be limited to the equivalent percentage of the funding contribution made by Coulter and its other licensees. Shortages of RADIOLABELED ANTIBODY which arise from shortages of UNCONJUGATED ANTIBODY rather than a capacity constraint in connection with radiolabelling shall not be allocated in accordance with this
Section 9.5.1, but rather the available UNCONJUGATED ANTIBODY shall be radiolabeled for use in TERRITORY A or in the rest of the world in accordance with the allocation by territory set forth in Section 9.5.2, unless the Parties then agree differently.

        9.5.2 ALLOCATION OF UNCONJUGATED ANTIBODY. Coulter shall place orders for UNCONJUGATED ANTIBODY for use in TERRITORY A in consultation with SB, and shall place orders for use in the rest of the world in its own discretion. Any orders placed with BI Pharma or any other vendor of UNCONJUGATED ANTIBODY which is a supplier for use both inside and outside of TERRITORY A (a "Vendor") shall be a "Vested Order" for purposes of this Section 9.5.2 if it is a firm order which has been accepted by the Vendor and is scheduled for delivery within twenty-four (24) months after the date of such order. To the extent that a Vendor is able to deliver UNCONJUGATED ANTIBODY material in accordance with Vested Orders, such material shall be purchased by, and the benefits and risks of ownership shall belong to, the party which was responsible for such Vested Order. Thus, Vested Orders which had been placed for the purpose of supply in TERRITORY A shall be allocated solely to TERRITORY A and Vested Orders which had been placed for the purposes of supply outside of TERRITORY A shall be allocated solely to Coulter for use outside of TERRITORY A, in each case except by the mutual consent of the parties.

        In the event of shortages of UNCONJUGATED ANTIBODY, the following rules shall apply. Attached hereto as Exhibit A is a set of examples demonstrating the application of the following rules.

        (a) If Coulter seeks to place a Vested Order for UNCONJUGATED ANTIBODY and is advised by a Vendor that such Vendor will not accept the full amount of such order, whether such order is for purposes of supply in TERRITORY A or elsewhere in the world, then Coulter shall consult with SB regarding the allocation of available supply. Unless the Parties otherwise agree, all future Vested Orders shall be allocated [*]% to TERRITORY A and [*]% for use outside of TERRITORY A so long as such conditions of supply shortage prevail, with each lot being allocated in such pro rata manner

        (b) If a Vendor is unable to deliver the full amount of a Vested Order, either because the amount delivered is less than the amount ordered or because some or all of the delivery is not accepted for any reason, including, without limitation, non-compliance with Specifications, then the available UNCONJUGATED ANTIBODY in each calendar year in which a shortage of supply prevails shall be allocated as between TERRITORY A and the rest of the world pro rata on the basis of the aggregate Vested Orders for delivery in that calendar year that had been placed for use in TERRITORY A and in the rest of the world. If the shortfall or failure occurs in a batch which is part of a manufacturing campaign, then the acceptable material manufactured


* Confidential Treatment Requested
as part of that campaign, and all future deliveries in that calendar year, shall be allocated between TERRITORY A and the rest of the world so as to make the aggregate allocation of material on a year-to-date basis equal, as nearly as practicable, to such pro rata allocation. (Such allocation on a campaign basis could require that material already received as part of the same campaign for use in one territory be redesignated for use in a different territory, if such redesignation is necessary in order to achieve the specified pro rata allocation. However, material received as part of previous campaigns shall not be redesignated except by mutual consent.) As used herein, a manufacturing campaign shall refer to two or more batches manufactured in the same manufacturing plant in temporal proximity to each other. The allocation rule set forth in this Section 9.5.2(b) shall restart for each calendar year, without any carryover of shortfalls realized for a particular territory in the prior calendar year.

In the event either Party desires to reduce the size of a Vested Order previously placed, the percentage by which such Vested Order may be reduced under the contract with the Vendor shall be applied equally to TERRITORY A and to the rest of the world unless the Parties otherwise agree. By way of example, if the supply agreement permits a reduction in Vested Orders of up to 25% for orders with delivery dates at a specified time period in the future, and the Parties desire to reduce the Vested Order for that time period in TERRITORY A by 35% and the rest of the world by 10%, then the reduction for Territory A shall be limited to 25% while the order for the rest of the world is reduced by the full 10%. In that case, by mutual agreement, any further reduction which would have been available for the order for the rest of the world may be reallocated to permit a further reduction in the Vested Order for TERRITORY A.

If under the contract with the Vendor Coulter is obligated to take quantities of UNCONJUGATED ANTIBODY produced in excess of the amount specified in the original Vested Order (e.g., as a result of the inherent uncertainty of the quantity of material produced in each batch or due to minimum batch sizes), then any excess quantities which Coulter is obligated to purchase shall be allocated as between TERRITORY A and the rest of the world pro rata on the basis of the aggregate Vested Orders for delivery to each territory in that calendar year.

        The purpose of the foregoing allocation rules is to permit the Parties jointly (with respect to TERRITORY A) and Coulter independently (with respect to the rest of the world) to make their respective long-term purchase decisions for UNCONJUGATED ANTIBODY, with the benefits and risks of such purchase decisions to be allocated to the Parties jointly, or Coulter independently, as the case may be.

        Coulter shall have the right to establish an independent capacity for the manufacture of UNCONJUGATED ANTIBODY and/or RADIOLABELED ANTIBODY for use outside of TERRITORY A, at its own expense, in which case any capacity arising from such independent facility may be used by Coulter in its discretion, free and clear of the allocation rules set forth in this Section 9.5.2.

E.      ALLOCATION OF FACILITIES CHARGES; DETERMINATION OF MATERIALS COST


        Under the current contractual arrangements with Nordion, Coulter is obligated to pay a facilities charge of approximately $[*] per year (payable on a quarterly basis), in addition to the



* Confidential Treatment Requested
production fee for individual lots of RADIOLABELED ANTIBODY. The Parties agree that this facilities charge will be allocated as between TERRITORY A and the rest of the world pro rata on the basis of the number of vials meeting Specifications that were produced for each of such territories in the three-month period immediately preceding the date on which each quarterly payment is due. Any new facilities charges attributable to the production of UNCONJUGATED ANTIBODY or RADIOLABELED ANTIBODY for facilities which are used for the production of material for both TERRITORY A and the rest of the world shall similarly be allocated between such territories pro rata on the basis of actual production, unless the Parties otherwise agree.

        The price of each unit of UNCONJUGATED ANTIBODY for TERRITORY A and for the rest of the world shall be the same for each unit produced in the same campaign. (In other words, the total costs of production, together with transportation from the vendor to any common radiolabeling site, shall be allocated across all units of UNCONJUGATED ANTIBODY that meet Specifications, and that amount shall be charged to TERRITORY A and to the rest of the world for each unit of UNCONJUGATED ANTIBODY allocated to the respective territory.)

        The processing fee for each unit of RADIOLABELED ANTIBODY shall be determined and allocated on a lot-by-lot basis. If units of RADIOLABELED ANTIBODY are produced in the same lot for use in both TERRITORY A and the rest of the world, the processing fee for such lot shall be allocated pro rata on the bass of the number of units produced for each territory.

F.      MILESTONE PAYMENTS ON BEXXAR.

        Section 6.2 of the Agreement is hereby amended and restated to read in full as follows:

        6.2 MILESTONE PAYMENTS ON BEXXAR. In consideration for the rights granted hereunder with respect to BEXXAR, SB shall pay to Coulter the following amounts in cash within twenty (20) days after the following events occur with respect to Bexxar (in its unconjugated and radiolabeled form) in the applicable territories:

                          TERRITORY A MILESTONE EVENTS

       MILESTONE EVENT                                                         AMOUNT
       ---------------                                                         ------
       Acceptance of all BLAS necessary for commercialization of          $[*] in equity as
       BEXXAR [*] in TERRITORY A.                                         detailed
                                                                          in Section 6.2.1 (a)

       REGULATORY APPROVAL of BEXXAR in TERRITORY A for [*],                     [*]
       whether or not a [*].

       REGULATORY APPROVAL of BEXXAR in TERRITORY A for                          [*]
       either [*]

       First calendar year in which NET SALES in TERRITORY A                     [*]
       exceed U.S. $[*]


* Confidential Treatment Requested


       First calendar year in which NET SALES in TERRITORY A                     [*]
       exceed U.S. $[*]

       REGULATORY APPROVAL of BEXXAR in TERRITORY A for [*].                     [*]

       REGULATORY APPROVAL of BEXXAR in TERRITORY A for [*].                     [*]

       Sub-Total for TERRITORY A                                                 [*]


                                    OTHER MILESTONE EVENTS

       MILESTONE EVENT                                                         AMOUNT
       ---------------                                                         ------
       Initiation of the [*]                                                     [*]

       Initiation of the [*]                                                     [*]

       Initiation of the [*]                                                     [*]

       Subtotal for DEVELOPMENT Events                                           [*]

       TOTAL BEXXAR MILESTONE PAYMENTS                                           [*]

No payment shall be owed for a milestone which is not achieved and in no event shall the milestone payments made by SB to Coulter upon the occurrence of the milestone events set forth in the tables above in this Section 6.2 exceed the amounts set forth opposite the milestone events in such tables. In the event that REGULATORY APPROVAL of BEXXAR is granted concurrently for the [*] in the FIELD in TERRITORY A, then the applicable milestone payments set forth in this
Section 6.2 for REGULATORY APPROVAL with regard to such [*] shall both be due from SB to Coulter, and shall both be paid within the time frame provided in this Section 6.2 (and the next [*] for which REGULATORY APPROVAL is granted shall be, and shall trigger the milestone payment for, the [*]).

        6.2.1   DEFINITIONS RELATING TO MILESTONE PAYMENTS.

                (a) The payment owed for Acceptance of all BLAs necessary for commercialization of BEXXAR for the [*] in TERRITORY A shall be in the form of the purchase by SB of unregistered shares of Coulter common stock at a [*]% premium to Share Price. The "Share Price" shall be equal to the average closing price for Coulter common stock on the NASDAQ National Market System as reported in the Wall Street ,journal for the ten (10) trading days prior to the date of Filing of a BLA necessary for commercialization of BEXXAR for the [*] in TERRITORY A. Such purchase of stock shall occur pursuant to the form of Stock Purchase Agreement attached hereto as Exhibit B, which shall be executed by the Parties concurrent with the execution of this Letter. SB confirms that once the milestone of Acceptance of all BLAS necessary for commercialization of BEXXAR for the [*] in TERRITORY A has been achieved, SB's



* Confidential Treatment Requested
purchase obligation shall not be affected, and any stock purchased by SIB as a result of such milestone shall not become redeemable and its investment shall not otherwise be refunded, [*], or is approved for an indication which is [*].

                (b) "Filing of a BLA necessary for commercialization of BEXXAR for the [*] in TERRITORY A" shall be deemed to have occurred upon the filing of the first constituent portion of all BLAS filed by or on behalf of Coulter or SB under this Agreement necessary for commercialization of BEXXAR for the [*] in TERRITORY A.

                (c) "Acceptance of all BLAS necessary for commercialization of BEXXAR for the [*] in TERRITORY A" of a given BLA shall be deemed to have occurred upon the earlier of (i) written notice of acceptance from the FDA of all BLAS filed by or on behalf of Coulter or SB under this Agreement necessary for commercialization of BEXXAR for the [*] in TERRITORY A or (ii) sixty (60) days following filing of such BLA with the FDA, assuming the filing Party has not received a "Notice of Refusal to File" from the FDA with respect to such BLA

                (d) The term "Initiation of [*] shall mean the date that [*], which study is being performed in accordance with the FD&C ACT and applicable regulations promulgated thereunder (including without limitation 21 CFR Part 312).

                (e) The term "Initiation of [*] shall mean the date that [*], which pivotal study is being performed in accordance with the FD&C ACT and applicable regulations promulgated thereunder (including without limitation 21 CFR Part 312).

                (f) The term "Initiation of [*] shall mean the date that [*], which pivotal study is being performed in accordance with the FD&C ACT and applicable regulations promulgated thereunder (including without limitation 21 CFR Part 312).

In the event that one or more of the clinical trials defined in Sections 6.2.1(d), 6.2.1(e) or 6.2.1(f) are canceled, substituted or delayed, the Parties will substitute appropriate alternative clinical trial(s) therefor as approved by the JDC. Such alternative clinical trials) must be Territory A Trial(s) (each as defined in Section 3.2.3).

        6.2.2 NON-REFUNDABLE AND NON-CREDITABLE MILESTONE PAYMENTS. All amounts paid under this Section 6.2 shall be non-refundable and non-creditable, provided, however, in the event of termination of this Agreement by SB due to material breach by Coulter, the foregoing shall not preclude SB from seeking whatever damages are available at law.

G. COST SHARING BETWEEN THE PARTIES WITH RESPECT TO MANUFACTURING DEVELOPMENT COSTS

        it is agreed that, as of the effective date of the B/C Termination Effective Date, MANUFACTURE DEVELOPMENT COSTS incurred by either Party thereafter shall be shared between the Parties as follows:




* Confidential Treatment Requested

        (i) Any MANUFACTURE DEVELOPMENT COSTS which are incurred by either Party after the B/C Termination Effective Date with respect to activities related solely to TERRITORY A shall be borne [*] by Coulter and [*] by SB.

        (ii) Any costs which are incurred by Coulter after the B/C Termination Effective Date with respect to manufacture development activities related solely to outside of TERRITORY A shall be borne [*] by Coulter.

        (iii) Any MANUFACTURE DEVELOPMENT COSTS which are incurred by either Party after the B/C Termination Effective Date with respect to activities both inside and outside of TERRITORY A shall be borne [*] by SB and [*] by Coulter.

H.      COST SHARING BETWEEN THE PARTIES WITH RESPECT TO DEVELOPMENT COSTS

        Section 3.2.6 of the Agreement is hereby amended and restated to read in full as follows:

        3.2.6 FUNDING OF DEVELOPMENT. Coulter shall bear the cost of all DEVELOPMENT work for Territory A Trials (as defined in Section 3.2.3) and Cross-Territory Trials (as defined in Section 3.2.3) until Coulter's aggregate DEVELOPMENT COSTS (including, without limitation, its FTE expenses and its OUT-OF-POCKET COSTS related to DEVELOPMENT work in TERRITORY A and the NON-USA TERRITORY) reach [*], provided that it is understood that no expenses of Coulter shall be included within the DEVELOPMENT COSTS used to determine the [*] unless such work and related expenses are provided for in the then current JOINT DEVELOPMENT PLAN or are within the category described in Section 1.15(ii). Following the time at which the [*] has been reached.

                (a) SB's FTES who support DEVELOPMENT work after the [*] has been reached shall be included in DEVELOPMENT COSTS and handled as set forth in
Section 3.2.6(b); and

                (b) SB will bear the SB Share of Development Costs (as defined below) and Coulter will bear the Coulter Share of Development Costs (as defined below). To the extent that one Pang has borne more of such DEVELOPMENT COSTS than it is obligated to bear under this Section 3.2.6(b), the other Party shall reimburse the first Party pursuant to Section 3.2.6(d) No expenses of a Party shall be included within Development Costs except as provided in Section 1.15.

                (c)     The Parties agree that:

                        (i) "Coulter Share of Development Costs" shall equal A + B + C, where

                        A = [*] multiplied by all DEVELOPMENT COSTS associated with Cross-Territory Trials (as defined in Section 3.2.3) incurred after the [*] has been exceeded; and

                        B = [*] multiplied by all DEVELOPMENT COSTS associated with Territory A Trials (as defined in Section 3.2.3) and incurred after the [*] has been exceeded; and



* Confidential Treatment Requested

                        C = [*] multiplied by all costs related to development of PRODUCT associated with Non-USA Territory Trials (as defined in Section 3.2.3) and incurred after June 30, 2000.

                        (ii) "SB Share of Development Costs" shall equal D + E + F, where

                        D = [*] multiplied by all DEVELOPMENT COSTS associated with all Cross-Territory Trials (as defined in Section 3.2.3) incurred after the [*] has been exceeded; and

                        E = [*] multiplied by all DEVELOPMENT COSTS associated with Territory A Trials (as defined in Section 3.2.3) incurred after the [*] has been exceeded; and

                        F = [*] multiplied by all costs related to development of Product associated with Non-USA Territory Trials (as defined in Section 3.2.3) and incurred after October 1, 1998 and on or before June 30, 2000.

                        (iii) Notwithstanding the foregoing, in the event that the JDC uses data from a Non-USA Territory Trial to support a regulatory filing to demonstrate the efficacy of the PRODUCT regarding a previously unapproved indication for purposes of label expansion in TERRITORY A, then upon the date of filing for such label expansion in TERRITORY A, SB shall reimburse to Coulter [*] of the costs of such Non-USA Territory Trial; provided, however, that if all or a portion of the cost of the Non-USA Territory Trial is paid by another licensee of Coulter, then the portion of the total cost reimbursed by SB shall be reduced [*]. SB shall not have any obligation to pay any reimbursement under this clause (3) prior to the point at which Coulter has incurred aggregate DEVELOPMENT COSTS equal to the [*], but in such case the amount that SB would have been obligated to reimburse under this clause (3) shall be treated as a DEVELOPMENT COST incurred by Coulter and credited against the [*].

                (d) No later than thirty (30) days after the end of each calendar quarter, each Party shall submit to the FINANCE SUBTEAM an accounting of all DEVELOPMENT COSTS incurred by such Party during such quarter. The FINANCE SUBTEAM shall promptly calculate whether any payments are due from one Party to the other Party under this Section. In the event such payment is due, the Party which owes the payment shall make such payment to the other Party within thirty
(30) days after it has received such a determination, in writing, from the FINANCE SUBTEAM. The Party receiving the payment shall issue an invoice to the Party making the payment which invoice shall be in the amount to be paid.

I.      INTEREST ON LATE PAYMENTS.

        Any late payments under the Agreement by either Party shall bear interest at a rate equal to the prime rate as reported by Chase Manhattan Bank, New York, calculated on the number of days such payment amount is delinquent.


* Confidential Treatment Requested

J.      LOAN

        SB agrees that it will promptly fund the loan as required by the terms of the LOAN AGREEMENT, it being recognized by the Parties that final changes to the Cash Collateral and Security Agreement, presently in draft form, remain to be agreed, which agreement is expected within a few days.

K.      OTHER PROVISIONS OF THE AGREEMENT

        All other terms and conditions of the Agreement shall remain in full force and effect. The parties shall promptly endeavor to produce an amended and restated Agreement that shall incorporate the terms and conditions of this Letter, as well as any remaining effect of SB's termination of its rights in TERRITORIES B AND C.

        If Coulter agrees with the terms and conditions of this Letter, please have an appropriate representative of Coulter sign and date the duplicate copes of this Letter below and return one such fully executed copy to SB.

                                Very truly yours,

                                            SMITHKLINE BEECHAM CORPORATION

                                            By:
                                               ---------------------------------
                                            Title:
                                                  ------------------------------
                                            Date:
                                                 -------------------------------

AGREED TO AND ACCEPTED:

COULTER PHARMACEUTICAL

By:
   -----------------------------
Title:
      --------------------------
Date:
      --------------------------